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                                                                    EXHIBIT 23.1

                              W.D. VON GONTEN & CO.



September 20, 2002



Contango Oil & Gas Company
3700 Buffalo Speedway, Suite 960
Houston, Texas 77098


       Re: Contango Oil & Gas Company, 2002 Annual Report on Form 10-KSB

Gentlemen:

     The firm of W.D. Von Gonten & Co. consents to the use of its name and to the use of its report dated August 30, 2002 regarding Contango Oil & Gas Company's Proved Reserves and Future Net Revenue as of July 1, 2002 in Contango's 2002 Annual Report on Form 10-KSB.

     W.D. Von Gonten & Co. has no interests in Contango Oil & Gas Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango Oil & Gas Company. Contango Oil & Gas Company does not employ us on a contingent basis.

Yours very truly,

W.D. VON GONTEN & CO.



/s/ WILLIAM D. VON GONTEN, JR.
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William D. Von Gonten, Jr.
President